Exhibit (e)(1)

FORESIDE FUND SERVICES, LLC

DEALER AGREEMENT

Re:    Bridgeway Funds, Inc.                                                                              Date:

Ladies and Gentlemen:

As the distributor of the shares (“Shares”) of each investment company portfolio (“Fund”), of the investment company or companies referenced above and covered hereunder (collectively, “Company”) which may be amended by us from time to time, Foreside Fund Services, LLC (“Distributor”) hereby invites you to participate in the selling group on the following terms and conditions. In this letter, the terms “we,” “us,” and similar words refer to the Distributor, and the terms “you,” “your,” and similar words refer to the dealer executing this agreement, including its associated persons.

1.         Dealer. You hereby represent that you are a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement, and that you are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). You agree that it is your responsibility to determine the suitability of any Fund Shares as investments for your customers, and that we have no responsibility for such determination. You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Fund Shares. In addition, you agree to notify us immediately in the event your status as a member of FINRA or SIPC changes. You agree that you will at all times comply with (i) the provisions of this Dealer Agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Funds.

2.         Qualification of Shares. The Fund will make available to you a list of the states or other jurisdictions in which Fund Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Fund from time to time. You will make offers of Shares to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.         Orders. All orders you submit for transactions in Fund Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day and in any event prior to the time required by the applicable Fund prospectus (the “Prospectus,” which for purposes of this agreement includes the Statement of Additional Information incorporated therein). As agent for your customers, you shall not withhold placing customers’ orders for any Shares so as to profit yourself or your customer as a result of such withholding. You are hereby authorized to: (i) place your orders directly with the relevant investment company (the “Company”) for the purchase of Shares and (ii) tender Shares directly to the Company for redemption, in each case subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by us or the Fund (directly or through its Transfer Agent) from time to time. All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Shares. You are not authorized to make any representations concerning Shares of any Fund except such representations as are contained in the Prospectus and in such supplemental written information that the Fund or the Distributor (acting on behalf of the Fund) may provide to you with respect to a Fund. All orders that are accepted for the purchase of

Shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable sales load, if any) and all orders for the redemption of Shares shall be executed at the next determined net asset value per share and subject to any applicable redemption fee or contingent deferred sales load, in each case as described in the Prospectus.

4.         Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations. In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”). Dealer is authorized to distribute to Dealer’s customers the current Prospectus, as well as any supplemental sales material received from the Fund or the Distributor (acting on behalf of the Fund) (on the terms and for the period specified by us or stated in such material). Dealer is not authorized to distribute, furnish or display any other sales or promotional material relating to a Fund without our prior written approval, but Dealer may identify the Funds in a listing of mutual funds available through Dealer to Dealer’s customers. Unless otherwise mutually agreed in writing, Dealer shall deliver or cause to be delivered to each customer who purchases shares of any Funds from or through Dealer, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Funds and prepared by or on behalf of the Funds or us. If required by Rule 1 Ob-l 0 under the Securities Exchange Act or other Applicable Laws, Dealer shall send or cause to be sent confirmations or other reports to Dealer’s customers containing such information as may be required by Applicable Laws.

5.         Sales Charges and Concessions. The Funds are no-load funds and as such you will not be compensated by the Funds or the Distributor under this Agreement.

6.         Transactions in Fund Shares. With respect to all orders you place for the purchase of Fund Shares, unless otherwise agreed, settlement shall be made with the Company within three (3) business days after acceptance of the order. If payment is not so received or made, the transaction may be cancelled. In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the Funds or to us from your failure to make payments as aforesaid. You shall not be entitled to any gains generated thereby. You also assume responsibility for any loss to a Fund caused by any order placed by you on an “as-of’ basis subsequent to the trade date for the order, and will immediately pay such loss to the Fund upon notification or demand. Such orders shall be acceptable only as permitted by the Company and shall be subject to the Company’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Fund and and/or to us prior to the Company’s acceptance of any such order.

7.         Accuracy of Orders; Customer Signatures. You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone. In addition, you agree to guarantee the signatures of your customers when such guarantee is required by the Company and you agree to indemnify and hold harmless all persons, including us and the Funds’ transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.         Indemnification. Dealer shall indemnify and hold harmless us, each Fund, the transfer agents of the Funds, and their respective, officers, directors, agents and employees, and control persons (as defined in section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) from and against any claims, liabilities, expenses (including reasonable attorneys’ fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, or (ii) any unauthorized representation made by you concerning an investment in Fund Shares.

We shall indemnify and hold harmless Dealer and its officers, directors, agents and employees, and control persons (as defined in section 15 of the Securities Act or section 20 of the 1934 Act) from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in a Fund’s Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading; provided, however, that the indemnification in this clause (ii) shall be limited to indemnification actually received by us as Distributor from the Funds, except to the extent that the relevant claims, liabilities, expenses and losses result from our own failure to exercise reasonable care in the preparation or review of the Prospectus or such other supplemental sales materials.

9.         Multi-Class Distribution Arrangements. You understand and acknowledge that the Funds may offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure that your customers are made aware of the terms of each available class of Fund Shares, to ensure that each customer is offered only Shares that are suitable investments for him or her, to ensure that each customer is availed of the opportunity to obtain sales charge break points as detailed in the Prospectus, and to ensure proper supervision of your representatives in recommending and offering the Shares of multiple classes to your customers.

10.         Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder (“AML Laws”), including NASD Conduct Rule 3011, in all relevant respects. You agree to cooperate with us to satisfy AML due diligence policies of the Company and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us or the Company to ensure compliance with AML Laws. Dealer also agrees to provide for screening its own new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the AML Acts.

11.         Privacy. The parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

12.         Distribution and/or Service Fees. The Funds are no-load funds and as such you will not be compensated by the Funds or the Distributor under this Agreement.

13.         Order Processing. In accordance with NASD Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, NASD Conduct Rule 2110 and other applicable rules and regulations), you represent that you have reviewed your policies and procedures to ensure that they are adequate with respect to preventing violations of law and prospectus requirements related to timely order-taking and market timing activity, in that such policies and procedures (i) prevent the submission of any order received after the deadline for submission of orders in each day that are eligible for pricing at that day’s net asset value per share (“NA V”); and (ii) prevent the purchase of Fund Shares by an individual or entity whose stated objectives are not consistent with the stated policies of a Fund in protecting the best interests of longer-term investors, particularly where such investor may be seeking market timing or arbitrage opportunities through such purchase. You represent that you will be responsible for the collection and payment to the Company of any Redemption Fees based upon the terms outlined in the Company’s prospectus.

14.         Amendments. This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered as your main office from time to time with FINRA. If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days. All amendments shall be in writing and except as provided above shall be executed by both parties.

15.         Termination. This agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that you may not assign this agreement without our prior written consent. This agreement may be terminated by either party, without penalty, upon ten days’ prior written notice to the other party. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

16.         Notices. All notices and communications to us shall be sent to us at Two Portland Square, 1st floor, Portland, ME 04101, Attn: Chief Compliance Officer, or at such other address as we may designate in writing. All notices and other communication to you shall be sent you at the address set forth below or at such other address as you may designate in writing. All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

17.         Authorization. Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

18.         Directed Brokerage Prohibitions. The Distributor and Dealer agree that neither of them shall direct Fund portfolio securities transactions or related remuneration to satisfy any compensation obligations under this Agreement. The Distributor also agrees that it will not directly or indirectly compensate the dealer executing this agreement in contravention of Rule 12b-1(h) of the 1940 Act.

19.         Shareholder Information. The dealer executing this agreement agrees to comply with the requirements set forth on Appendix A attached hereto regarding the provision of shareholder information pursuant to Rule 22c-2 of the 1940 Act.

20.         Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Fund Shares and other matters covered herein. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This agreement may be executed in any number of counterparts, which together shall constitute one instrument. This agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

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If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

Foreside Fund Services, LLC

By:

Insert Name:

Title:

Agreed to and accepted:

[Insert Dealer Name]

By:

Print Name:

Title:

Address of Dealer:

Clears Through (if applicable):

Operations Contact:

Name:

Phone:

Email:

APPENDIX A

FORESIDE FUND SERVICES, LLC

DEALER AGREEMENT

Bridgeway Funds, Inc.: Information Regarding the Provision of Shareholder Information Pursuant to Rule 22c-2

(a) Agreement to Provide Information. Dealer agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

i.	Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

ii	Form and Timing of Response. (a) Dealer agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in section (a) above. If requested by the Fund or its designee, Dealer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in section (a) above is itself a financial intermediary (“indirect intermediary “) and, upon further request of the Fund or its designee, promptly either (x) provide (or arrange to have provided) the information set forth in section (a) above for those shareholders who hold an account with an indirect intermediary or (y) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Dealer additionally agrees to inform the Fund whether it plans to perform (x) or (y); (b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

iii.	Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer.

(b) Agreement to Restrict Trading. Dealer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Dealer’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

i.	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN,

ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

i.	Timing of Response. Dealer agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

iii.	Confirmation by Dealer. Dealer must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)	Definitions. For purposes of this Appendix A:

i.	The term “Fund” includes the fund’s investment adviser, principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

ii.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Dealer.

iii.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name or, alternatively, for use with retirement plan record keepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

iv.	The term “written” includes electronic writings and facsimile transmissions.

v.	The term “Dealer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

vi.	The term “purchase” does not include the automatic reinvestment of dividends.

vii.	The term “promptly” as used in section (a)(ii) above shall mean as soon as practicable but in no event later than 5 business days from the Dealer’s receipt of the request for information from the Fund or its designee.